Exhibit 99.1

Financial Institutions, Inc. Reports Net Income Available to Common Shareholders of $20.6 million, or $1.04 per Diluted Share, for the First Quarter of 2026

Results highlighted by robust earnings and strong profitability metrics, including a 28.4% year-over-year increase in earnings per diluted share, return on average assets of 1.37%, return on average equity of 13.43% and an efficiency ratio of 57%

WARSAW, N.Y., April 23, 2026 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the first quarter ended March 31, 2026, that reflect the Company's strong focus on high quality earnings and sustained profitability.

The Company reported net income of $21.0 million in the first quarter of 2026, compared to net income of $20.0 million in the fourth quarter of 2025 and $16.9 million in the first quarter of 2025. After preferred stock dividends, net income available to common shareholders was $20.6 million, or $1.04 per diluted share, in the first quarter of 2026, compared to net income of $19.6 million, or $0.96 per diluted share, in the fourth quarter of 2025, and $16.5 million, or $0.81 per diluted share, in the first quarter of 2025.

First Quarter 2026 Highlights and Key Developments:

•
Net interest margin of 3.67% reflected expansion of 5 and 32 basis points from the linked and year-ago quarters, respectively.
•
Return on average assets of 1.37% and efficiency ratio of 57% reflected strong revenue generation, supported by net interest income of $52.0 million and noninterest income of $10.7 million, as well as disciplined expense management, as noninterest expenses totaled $35.6 million for the first quarter of 2026.
•
Total loans of $4.63 billion at March 31, 2026 were up $74.3 million, or 1.6%, from March 31, 2025, driven by commercial lending in the Bank's Western and Central New York markets. While loans were down modestly on a linked quarter basis, reflecting higher payoffs and paydowns, we continue to target full year growth of 5%.
•
Total deposits at March 31, 2026 were $5.34 billion, up $131.5 million, or 2.5%, from December 31, 2025, and down modestly from March 31, 2025, primarily due to lower use of brokered deposits year-over-year and the completion of the Company's BaaS wind-down.
•
The Company's strong capital position enabled the repurchase of 163,197 common shares at an average price of $31.50 per share, during the quarter. Since December 2025, the Company has repurchased 500,066 shares, reflecting our commitment to maximizing capital in the best interest of shareholders.
•
In February, the Company's Board of Directors approved a 3.2% increase in its quarterly cash dividend to $0.32 per common share, a reflection of both its ongoing commitment to building shareholder value and its confidence in the Company’s long-term sustainable growth strategy.

"Our first quarter results demonstrate the strength of our community bank franchise, disciplined execution by our team and focus on profitability, which came together to support a more than 28% year-over-year increase in earnings per diluted share, a 27-basis-point year-over-year expansion of return on average assets, and further improvement in our efficiency ratio," said President and Chief Executive Officer Martin K. Birmingham. "Credit-disciplined loan production remains a priority for our team, and while first quarter originations were offset by higher-than-typical payoffs and paydowns, our pipelines are healthy and continue to build, supporting our confidence in our 5% full year 2026 loan growth target. We also continue to expect full-year charge-off activity to fall within our guided range, even with first quarter’s charge-off of a portion of a single commercial exposure, which as previously disclosed has been on nonaccrual status and for which specific reserve was in place. Heading into the second quarter, we remain committed to building full relationships with current and prospective customers, demonstrating continued expense discipline and generating profitable growth in 2026."

Chief Financial Officer and Treasurer W. Jack Plants II added, "During the first quarter, we continued the execution of our strategic actions to further strengthen our capital position and enhance shareholder value. As previously disclosed, in January we completed the refinancing of $65.0 million of legacy sub-debt issuances. We also continued to return capital to shareholders during the first quarter through the repurchase of 163,197 common shares and the increase of our common stock dividend by 3.2%. We delivered meaningful expansion in our return on average tangible common equity ratio(1), which increased to 15.04%, up 102 basis points from the linked quarter and 168 basis points from the prior year quarter. Collectively, these results underscore the strength of our balance sheet, the effectiveness of our disciplined capital management strategy, and our ongoing commitment to sustainable profitability and long-term shareholder returns."

Net Interest Income and Net Interest Margin

Net interest income was $52.0 million for the first quarter of 2026, a decrease of $218 thousand from the fourth quarter of 2025, and an increase of $5.1 million from the first quarter of 2025.

Average interest-earning assets for the current quarter of $5.72 billion were down $21.4 million from the fourth quarter of 2025 and up $73.3 million from the first quarter of 2025. The linked quarter decrease reflected an $18.2 million decrease in the average balance of Federal Reserve interest-earning cash and an $11.4 million decrease in the average balance of investment securities, partially offset by an $8.2 million increase in average loans. On a year-over-year basis, a $145.1 million increase in average loans was partially offset by a $41.5 million decrease in the average balance of Federal Reserve interest-earning cash and a $30.3 million decrease in the average balance of investment securities.

Average interest-bearing liabilities for the current quarter were $4.51 billion, reflecting a decrease of $29.8 million from the linked quarter and an increase of $6.7 million from the year-ago quarter. The decrease from the fourth quarter of 2025 was primarily due to a $33.9 million decrease in average long-term borrowings, an $18.5 million decrease in average savings and money market deposits and a $9.0 million decrease in average time deposits, partially offset by a $28.2 million increase in average short-term borrowings and a $3.3 million increase in average interest-bearing demand deposits. The modest year-over-year increase was primarily due to a $118.2 million increase in average time deposits and a $12.9 million increase in average short-term borrowings, partially offset by a $70.0 million decrease in average savings and money market deposits, a $28.8 million decrease in interest-bearing demand deposits and a $25.6 million decrease in long-term borrowings. The BaaS platform wind-down completed in the first quarter of 2026 was the primary driver of the reduction in average savings and money market deposits.

Net interest margin was 3.67% in the current quarter as compared to 3.62% in the fourth quarter of 2025, and 3.35% in the first quarter of 2025. Both the 5-basis-point increase from the linked quarter and 32-basis point increase from the year-ago quarter were driven by lower interest-bearing liability costs.

Noninterest Income

The Company reported noninterest income of $10.7 million for the first quarter of 2026, compared to $11.9 million in the fourth quarter of 2025 and $10.4 million in the first quarter of 2025.

•
Investment advisory income of $3.1 million was relatively flat with the fourth quarter of 2025 and $324 thousand higher than the first quarter of 2025, reflecting both new business and market performance.
•
Income from investments in limited partnerships of $224 thousand was $233 thousand lower than the fourth quarter of 2025 and $191 thousand lower than the first quarter of 2025. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net, of $239 thousand was $871 thousand lower than the linked quarter, and relatively flat with the year-ago quarter. Income from derivative instruments, net, is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
•
A net gain on investment securities of $328 thousand was recognized in the first quarter of 2026, compared to a net gain of $225 thousand in the fourth quarter of 2025. No gain was recorded in the first quarter of 2025.
•
A net loss on other assets of $481 thousand was recognized in the first quarter of 2026 related to the write-down of two branch locations that are held for sale as of March 31, 2026, compared to a net loss of $225 thousand in the fourth quarter of 2025 related to ongoing asset reviews and disposals. No gain or loss was recorded in the first quarter of 2025.
•
Other noninterest income of $1.8 million was $340 thousand higher than the fourth quarter of 2025 and $194 thousand higher than the first quarter of 2025. The linked quarter and year-over-year variances were driven by a variety of factors, including insurance recoveries recorded in the first quarter of 2026 related to a previously disclosed deposit-related charge-off.

Noninterest Expense

Noninterest expense was $35.6 million in the first quarter of 2026, compared to $36.7 million in the fourth quarter of 2025, and $33.7 million in the first quarter of 2025.

•
Salaries and employee benefits expense of $18.6 million was $722 thousand lower than the fourth quarter of 2025 and $1.7 million higher than the first quarter of 2025. The linked quarter variance was primarily driven by lower incentive compensation and lower medical expenses in the most recent quarter. The year-over-year increase reflected a combination of factors, including annual merit increases, incentive compensation and investments in personnel.
•
Professional services expense of $1.4 million was down $336 thousand and $341 thousand from the linked and year-ago quarters, respectively. The linked quarter decrease was due in part to the lower level of interest rate swap transactions executed during the most recent quarter and lower other professional and consulting fees. The year-over-year decline was primarily due to lower audit-related expenses and lower other professional and consulting fees.
•
Computer and data processing expense of $6.2 million was $277 thousand higher than the fourth quarter of 2025 and $724 thousand higher than the first quarter of 2025. The linked and year-over-year increases were due in part to the termination of a vendor relationship during the first quarter of 2026.
•
The Company recorded deposit-related charge-offs of $109 thousand, compared to $77 thousand in the fourth quarter of 2025. In the first quarter of 2025, the Company recorded deposit-related charge-off recoveries of $294 thousand, primarily driven by insurance proceeds related to a past commercial deposit charged-off item.
•
Other noninterest expense of $3.9 million was down $178 thousand from the linked quarter and $546 thousand from the year-ago quarter. The year-over-year variance was driven by a variety of factors, including lower other bank charges in the first quarter of 2026.

Income Taxes

Income tax expense was $3.8 million for the first quarter of 2026, compared to $4.0 million in the fourth quarter of 2025 and $3.7 million in the first quarter of 2025. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the first quarter of 2026, fourth quarter of 2025, and first quarter of 2025, resulting in income tax expense reductions of $1.0 million, $1.2 million, and $1.1 million, respectively.

The effective tax rate was 15.5% for the first quarter of 2026, 16.7% for the fourth quarter of 2025, and 18.2% for the first quarter of 2025. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings or loss and may differ from statutory rates because of interest income from tax-exempt securities, earnings on COLI, the tax impact of the COLI repositioning, and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.29 billion at March 31, 2026, up $20.6 million from December 31, 2025, and down $45.7 million from March 31, 2025.

Investment securities were $1.09 billion at March 31, 2026, up $78.6 million from December 31, 2025 and up $45.7 million from March 31, 2025.

Total loans were $4.63 billion at March 31, 2026, a decrease of $30.3 million, or 0.7%, from December 31, 2025, and an increase of $74.3 million, or 1.6%, from March 31, 2025.

•
Commercial business loans totaled $746.4 million, up $8.1 million, or 1.1%, from December 31, 2025, and up $37.3 million, or 5.3%, from March 31, 2025.
•
Commercial mortgage loans totaled $2.33 billion, a decrease of $10.5 million, or 0.4%, from December 31, 2025, and an increase of $103.5 million, or 4.6%, from March 31, 2025.
•
Residential real estate loans totaled $652.9 million, down $4.1 million, or 0.6%, from December 31, 2025, and up $8.9 million, or 1.4%, from March 31, 2025.
•
Consumer indirect loans totaled $787.9 million, down $19.4 million, or 2.4%, from December 31, 2025, and down $65.3 million, or 7.7%, from March 31, 2025.

Total deposits were $5.34 billion at March 31, 2026, up $131.5 million, or 2.5%, from December 31, 2025, and down $35.0 million, or 0.7%, from March 31, 2025. The increase from December 31, 2025 was primarily driven by seasonally higher public deposit balances and an increase in reciprocal deposits, partially offset by a decrease in non-public deposits. The decrease from March 31, 2025 was driven by a decrease in brokered and non-public deposits, partially offset by increases in reciprocal and public deposits. The recently completed wind-down of the Company's BaaS line of business was the primary driver of the decreases in both brokered and non-public deposits, as BaaS-related deposits declined from approximately $55 million at March 31, 2025, to zero at March 31, 2026. The Company carried a higher level of brokered deposits amid the BaaS wind-down, which it has since reduced given growth of reciprocal and public deposits. Public deposit balances represented 23% of total deposits at March 31, 2026, 21% at December 31, 2025, and 23% at March 31, 2025.

Short-term borrowings were $114.0 million at March 31, 2026, compared to $109.0 million at December 31, 2025, and $55.0 million at March 31, 2025. Short-term borrowings and brokered deposits have historically been used to manage the seasonality of public deposits. Long-term borrowings, net, were $78.6 million at March 31, 2026, compared to $193.7 million at December 31, 2025, and $124.9 million at March 31, 2025.

Shareholders' equity was $631.7 million at March 31, 2026, compared to $628.9 million at December 31, 2025, and $589.9 million at March 31, 2025. Both the linked quarter period-end and year-over-year increases were primarily due to net income, net of dividends, retained.

Common book value per share was $31.21 at March 31, 2026, an increase of $0.32, or 1.0%, from $30.89 at December 31, 2025, and an increase of $2.73, or 9.6%, from $28.48 at March 31, 2025. Tangible common book value per share(1) was $28.15 at March 31, 2026, an increase of $0.31, or 1.1%, from $27.84 at December 31, 2025, and an increase of $2.69, or 10.6%, from $25.46 at March 31, 2025. The common equity to assets ratio was 9.76% at March 31, 2026, compared to 9.75% at December 31, 2025, and 9.03% at March 31, 2025. Tangible common equity to tangible assets(1), or the TCE ratio, was 8.89%, 8.87% and 8.15% at March 31, 2026, December 31, 2025, and March 31, 2025, respectively. The year-over-year increases in both ratios were reflective of the increase in shareholders' equity.

During the first quarter of 2026, the Company declared a common stock dividend of $0.32 per common share, an increase of $0.01, or 3.2%, over the linked and year-ago quarters. The dividend returned 30% of first quarter net income to common shareholders.

The Company's regulatory capital ratios at March 31, 2026 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 9.89% compared to 9.69% and 9.24% at December 31, 2025, and March 31, 2025, respectively.
•
Common Equity Tier 1 Capital Ratio was 11.37% compared to 11.11% and 10.38% at December 31, 2025, and March 31, 2025, respectively.
•
Tier 1 Capital Ratio was 11.70% compared to 11.43% and 10.71% at December 31, 2025, and March 31, 2025, respectively.
•
Total Risk-Based Capital Ratio was 14.16%, compared to 14.90% and 13.09% at December 31, 2025, and March 31, 2025, respectively. The year-end 2025 total risk-based capital ratio was elevated as a result of the additional $80.0 million of capital on the balance sheet at that time related to the 2025 Notes, which impacted the ratio by approximately 150 basis points.

During the first quarter of 2026, the Company repurchased 163,197 common shares for an average price of $31.50 per share under the repurchase plan that was approved in September 2025. As of March 31, 2026, 503,313 shares remained available for repurchase under the plan, which does not have an expiration date.

Credit Quality

Non-performing loans were $38.5 million, or 0.83% of total loans, at March 31, 2026, compared to $35.8 million, or 0.77% of total loans, at December 31, 2025, and $40.0 million, or 0.88% of total loans, at March 31, 2025. The increase from December 31, 2025 primarily reflects one well-collateralized commercial business loan that moved to nonaccrual status in the first quarter of 2026, offset in part by the partial charge-off of a previously disclosed commercial business relationship placed on nonaccrual status in 2023 and for which a specific reserve was in place. Net charge-offs were $5.1 million, representing 0.44% of average loans on an annualized basis, for the current quarter, as compared to $2.4 million, or an annualized 0.21% of average loans, in the fourth quarter of 2025 and $2.4 million, or an annualized 0.21%, in the first quarter of 2025.

At March 31, 2026, the allowance for credit losses on loans to total loans ratio was 0.97%, compared to 1.02% at December 31, 2025 and 1.08% at March 31, 2025. The year-over-year decrease was due to a combination of factors, including a decrease in consumer indirect loan balances, lower loss rates due to higher prepayment assumptions and lower qualitative factors that are primarily quantitatively informed by historical data.

Provision for credit losses was $2.2 million in the current quarter, compared to $3.4 million in the linked quarter and $2.9 million in the prior year quarter. Provision for credit losses on loans was $2.4 million in the current quarter, compared to $2.5 million in the fourth quarter of 2025 and $3.3 million in the first quarter of 2025. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a credit of $116 thousand in the first quarter of 2026, $899 thousand in the fourth quarter of 2025, and a credit of $364 thousand in the first quarter of 2025. The provision for credit losses for the first quarter of 2026 was driven by a combination of factors, including the fluctuation in the balance of unfunded commitments.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 116% at March 31, 2026, 133% at December 31, 2025, and 122% at March 31, 2025.

Subsequent Events

The Company is required, under U.S. generally accepted accounting principles ("GAAP"), to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2026 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2026, and will adjust amounts preliminarily reported, if necessary, in its Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”).

Conference Call

The Company will host an earnings conference call and audio webcast on April 24, 2026, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 416712. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Its Courier Capital, LLC subsidiary offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "believe," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; tariffs; changes in deposit flows and the cost and availability of funds; fraudulent deposit activity; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; general economic and credit market conditions nationally and regionally; and macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2026	2025
SELECTED BALANCE SHEET DATA:	March 31,	December 31,	September 30,	June 30,	March 31,
Cash and cash equivalents	$85,451	$108,751	$185,945	$93,034	$167,352
Investment securities:
Available for sale	1,003,697	922,472	923,592	916,149	926,992
Held-to-maturity, net	82,074	84,709	87,625	92,121	113,105
Total investment securities	1,085,771	1,007,181	1,011,217	1,008,270	1,040,097
Loans held for sale	1,034	3,365	2,252	2,356	387
Loans:
Commercial business	746,425	738,307	740,603	726,218	709,101
Commercial mortgage–construction	513,615	488,558	441,034	536,552	566,359
Commercial mortgage–multifamily	578,731	588,732	592,634	496,223	475,867
Commercial mortgage–non-owner occupied	922,628	942,219	893,884	873,207	899,679
Commercial mortgage–owner occupied	316,781	322,776	321,555	309,171	286,391
Residential real estate loans	652,861	657,001	648,397	647,205	643,983
Residential real estate lines	74,779	75,121	76,109	75,675	74,769
Consumer indirect	787,888	807,310	838,671	833,452	853,176
Other consumer	33,879	37,842	37,536	38,299	43,953
Total loans	4,627,587	4,657,866	4,590,423	4,536,002	4,553,278
Allowance for credit losses – loans	44,661	47,386	47,292	47,291	48,964
Total loans, net	4,582,926	4,610,480	4,543,131	4,488,711	4,504,314
Total interest-earning assets	5,787,556	5,755,696	5,739,699	5,614,008	5,733,743
Goodwill and other intangible assets, net	60,245	60,343	60,443	60,546	60,651
Total assets	6,294,783	6,274,140	6,288,052	6,143,766	6,340,492
Deposits:
Noninterest-bearing demand	953,397	962,724	959,404	940,341	945,182
Interest-bearing demand	744,690	672,323	776,445	704,871	773,475
Savings and money market	1,984,048	1,884,801	1,955,832	1,898,302	2,033,323
Time deposits	1,655,746	1,686,500	1,666,128	1,612,500	1,620,930
Total deposits	5,337,881	5,206,348	5,357,809	5,156,014	5,372,910
Short-term borrowings	114,000	109,000	55,000	101,000	55,000
Long-term borrowings, net	78,621	193,653	115,000	114,960	124,917
Total interest-bearing liabilities	4,577,105	4,546,277	4,568,405	4,431,633	4,607,645
Shareholders’ equity	631,670	628,854	621,720	601,668	589,928
Common shareholders’ equity	614,385	611,569	604,435	584,383	572,643
Tangible common equity (1)	554,140	551,226	543,992	523,819	511,992
Accumulated other comprehensive loss	(39,327)	$(33,030)	$(36,758)	$(42,214)	$(41,995)

Common shares outstanding	19,686	19,797	20,130	20,128	20,110
Treasury shares	1,013	902	570	572	590
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.89%	9.69%	9.77%	9.45%	9.24%
Common equity Tier 1 capital ratio	11.37%	11.11%	11.15%	10.84%	10.38%
Tier 1 capital ratio	11.70%	11.43%	11.48%	11.17%	10.71%
Total risk-based capital ratio	14.16%	14.90%	13.60%	13.27%	13.09%
Common equity to assets	9.76%	9.75%	9.61%	9.51%	9.03%
Tangible common equity to tangible assets (1)	8.89%	8.87%	8.74%	8.61%	8.15%

Common book value per share	$31.21	$30.89	$30.03	$29.03	$28.48
Tangible common book value per share (1)	$28.15	$27.84	$27.02	$26.02	$25.46

1.
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2026	2025
	First	Fourth	Third	Second	First
SELECTED STATEMENT OF OPERATIONS DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$81,563	$84,649	$84,422	$82,867	$81,051
Interest expense	29,570	32,438	32,633	33,745	34,187
Net interest income	51,993	52,211	51,789	49,122	46,864
Provision for credit losses	2,239	3,404	2,732	2,562	2,928
Net interest income after provision for credit losses	49,754	48,807	49,057	46,560	43,936
Noninterest income:
Service charges on deposits	1,044	1,082	1,137	1,089	1,052
Card interchange income	1,892	2,011	2,006	1,937	1,840
Investment advisory	3,061	3,074	3,023	2,885	2,737
Company owned life insurance	2,772	2,788	2,849	2,965	2,777
Investments in limited partnerships	224	457	223	307	415
Loan servicing	151	208	181	180	123
Income from derivative instruments, net	239	1,110	847	339	250
Net gain on sale of loans held for sale	125	195	285	140	117
Net gain on investment securities	328	225	703	3	-
Net loss on other assets	(481)	(225)	(281)	-	-
Net loss on tax credit investments	(452)	(446)	(513)	(512)	(514)
Other	1,770	1,430	1,596	1,284	1,576
Total noninterest income	10,673	11,909	12,056	10,617	10,373
Noninterest expense:
Salaries and employee benefits	18,601	19,323	18,522	18,070	16,898
Occupancy and equipment	3,865	4,104	3,814	3,982	3,590
Professional services	1,350	1,686	1,688	1,451	1,691
Computer and data processing	6,211	5,934	5,789	5,879	5,487
FDIC assessments	986	984	1,227	1,392	1,467
Advertising and promotions	524	482	491	495	342
Amortization of intangibles	98	100	103	105	107
Deposit-related charged-off items (recoveries) expense	109	77	144	233	(294)
Other	3,851	4,029	4,097	4,075	4,397
Total noninterest expense	35,595	36,719	35,875	35,682	33,685
Income before income taxes	24,832	23,997	25,238	21,495	20,624
Income tax expense	3,847	4,017	4,761	3,963	3,746
Net income	20,985	19,980	20,477	17,532	16,878
Preferred stock dividends	364	364	365	364	365
Net income available to common shareholders	$20,621	$19,616	$20,112	$17,168	$16,513
FINANCIAL RATIOS:
Earnings per share – basic	$1.05	$0.98	$1.00	$0.85	$0.82
Earnings per share – diluted	$1.04	$0.96	$0.99	$0.85	$0.81
Cash dividends declared on common stock	$0.32	$0.31	$0.31	$0.31	$0.31
Common dividend payout ratio	30.48%	31.63%	31.00%	36.47%	37.80%
Dividend yield (annualized)	4.09%	3.95%	4.52%	4.84%	5.04%
Return on average assets (annualized)	1.37%	1.27%	1.32%	1.13%	1.10%
Return on average equity (annualized)	13.43%	12.53%	13.31%	11.78%	11.82%
Return on average common equity (annualized)	13.57%	12.64%	13.45%	11.88%	11.92%
Return on average tangible common equity (annualized) (1)	15.04%	14.02%	14.98%	13.27%	13.36%
Efficiency ratio (2)	57.06%	57.43%	56.78%	59.68%	58.79%
Effective tax rate	15.5%	16.7%	18.9%	18.4%	18.2%

1.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
2.
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2026	2025
	First	Fourth	Third	Second	First
SELECTED AVERAGE BALANCES:	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$30,266	$48,418	$31,461	$39,027	$71,767
Investment securities (1)	1,055,385	1,066,829	1,059,244	1,071,628	1,085,649
Loans:
Commercial business	736,942	731,314	726,315	720,347	677,700
Commercial mortgage	2,342,957	2,313,465	2,239,666	2,221,576	2,203,899
Residential real estate loans	654,614	650,190	648,642	645,007	647,005
Residential real estate lines	74,189	75,288	75,774	75,010	74,709
Consumer indirect	795,107	823,521	838,026	839,294	848,282
Other consumer	35,074	36,917	37,741	39,485	42,230
Total loans	4,638,883	4,630,695	4,566,164	4,540,719	4,493,825
Total interest-earning assets	5,724,534	5,745,942	5,656,869	5,651,374	5,651,241
Goodwill and other intangible assets, net	60,305	60,404	60,505	60,610	60,717
Total assets	6,227,388	6,261,856	6,159,886	6,216,657	6,220,187
Interest-bearing liabilities:
Interest-bearing demand	716,370	713,033	687,978	730,979	745,210
Savings and money market	1,906,445	1,924,952	1,881,445	1,953,412	1,976,483
Time deposits	1,683,185	1,692,138	1,643,342	1,631,407	1,564,987
Short-term borrowings	108,138	79,913	110,011	86,099	95,223
Long-term borrowings, net	99,302	133,242	114,976	116,473	124,871
Total interest-bearing liabilities	4,513,440	4,543,278	4,437,752	4,518,370	4,506,774
Noninterest-bearing demand deposits	950,644	955,880	960,089	923,409	926,696
Total deposits	5,256,644	5,286,003	5,172,854	5,239,207	5,213,376
Total liabilities	5,593,794	5,629,101	5,549,575	5,619,834	5,640,981
Shareholders’ equity	633,594	632,755	610,311	596,823	579,206
Common equity	616,309	615,470	593,026	579,538	561,921
Tangible common equity (2)	556,004	532,521	532,521	518,928	501,204
Common shares outstanding:
Basic	19,642	20,093	20,122	20,107	20,073
Diluted	19,922	20,347	20,336	20,294	20,285
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities (3)	4.48%	4.48%	4.45%	4.34%	4.25%
Loans	6.07%	6.20%	6.29%	6.26%	6.20%
Total interest-earning assets	5.76%	5.86%	5.93%	5.88%	5.80%
Interest-bearing demand	1.04%	1.20%	1.09%	1.21%	1.15%
Savings and money market	2.29%	2.46%	2.62%	2.67%	2.75%
Time deposits	3.53%	3.73%	3.88%	4.08%	4.31%
Short-term borrowings	2.40%	1.77%	2.41%	1.80%	2.09%
Long-term borrowings, net	6.84%	6.31%	5.53%	5.35%	5.00%
Total interest-bearing liabilities	2.65%	2.83%	2.92%	3.00%	3.07%
Net interest rate spread	3.11%	3.03%	3.01%	2.88%	2.73%
Net interest margin	3.67%	3.62%	3.65%	3.49%	3.35%

1.
Includes investment securities at adjusted amortized cost.
2.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
3.
The interest on tax-exempt securities is calculated on a tax-equivalent basis assuming a Federal income tax rate of 21%.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2026	2025
	First	Fourth	Third	Second	First
ASSET QUALITY DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$47,386	$47,292	$47,291	$48,964	$48,041
Net loan charge-offs (recoveries):
Commercial business	2,990	46	123	1,903	57
Commercial mortgage–construction	-	(10)	(357)	-	-
Commercial mortgage–multifamily	-	-	-	-	-
Commercial mortgage–non-owner occupied	(1)	-	(1)	596	(1)
Commercial mortgage–owner occupied	(1)	-	(1)	(1)	(1)
Residential real estate loans	19	(4)	(25)	92	41
Residential real estate lines	(3)	-	-	27	-
Consumer indirect	1,850	2,239	1,926	942	2,149
Other consumer	226	140	396	491	124
Total net charge-offs (recoveries)	5,080	2,411	2,061	4,050	2,369
Provision for credit losses – loans	2,355	2,505	2,062	2,377	3,292
Ending balance	$44,661	$47,386	$47,292	$47,291	$48,964

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	1.65%	0.02%	0.07%	1.06%	0.03%
Commercial mortgage–construction	0.00%	-0.01%	-0.31%	0.00%	0.00%
Commercial mortgage–multifamily	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–non-owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate loans	0.01%	0.00%	-0.02%	0.06%	0.03%
Residential real estate lines	-0.03%	0.00%	0.00%	0.14%	0.00%
Consumer indirect	0.94%	1.08%	0.91%	0.45%	1.03%
Other consumer	2.61%	1.50%	4.16%	4.99%	1.19%
Total loans	0.44%	0.21%	0.18%	0.36%	0.21%

Supplemental information (1)
Non-performing loans:
Commercial business	$6,698	$4,709	$3,799	$3,671	$5,672
Commercial mortgage–construction	20,520	20,321	19,794	19,621	19,684
Commercial mortgage–multifamily	540	540	540	-	-
Commercial mortgage–non-owner occupied	-	-	-	164	4,766
Commercial mortgage–owner occupied	983	1,095	1,102	-	349
Residential real estate loans	7,434	6,443	5,877	5,885	6,035
Residential real estate lines	431	374	212	299	316
Consumer indirect	1,767	2,155	2,482	2,571	2,917
Other consumer	102	118	145	225	279
Total non-performing loans	38,475	35,755	33,951	32,436	40,018
Foreclosed assets	552	94	142	142	196
Total non-performing assets	$39,027	$35,849	$34,093	$32,578	$40,214

Total non-performing loans to total loans	0.83%	0.77%	0.74%	0.72%	0.88%
Total non-performing assets to total assets	0.62%	0.57%	0.54%	0.53%	0.63%
Allowance for credit losses – loans to total loans	0.97%	1.02%	1.03%	1.04%	1.08%
Allowance for credit losses – loans to non-performing loans	116%	133%	139%	146%	122%

1.
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2026	2025
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$6,294,783	$6,274,140	$6,288,052	$6,143,766	$6,340,492
Less: Goodwill and other intangible assets, net	60,245	60,343	60,443	60,546	60,651
Tangible assets	$6,234,538	$6,213,797	$6,227,609	$6,083,220	$6,279,841

Ending tangible common equity:
Common shareholders’ equity	$614,385	$611,569	$604,435	$584,383	$572,643
Less: Goodwill and other intangible assets, net	60,245	60,343	60,443	60,546	60,651
Tangible common equity	$554,140	$551,226	$543,992	$523,837	$511,992

Tangible common equity to tangible assets (1)	8.89%	8.87%	8.74%	8.61%	8.15%

Common shares outstanding	19,686	19,797	20,130	20,128	20,110
Tangible common book value per share (2)	$28.15	$27.84	$27.02	$26.03	$25.46

Average tangible assets:
Average assets	$6,227,388	$6,261,856	$6,159,886	$6,216,657	$6,220,187
Less: Average goodwill and other intangible assets, net	60,305	60,404	60,505	60,610	60,717
Average tangible assets	$6,167,083	$6,201,452	$6,099,381	$6,156,047	$6,159,470

Average tangible common equity:
Average common equity	$616,309	$615,470	$593,026	$579,538	$561,921
Less: Average goodwill and other intangible assets, net	60,305	60,404	60,505	60,610	60,717
Average tangible common equity	$556,004	$555,066	$532,521	$518,928	$501,204

Net income available to common shareholders	$20,621	$19,616	$20,112	$17,168	$16,513
Return on average tangible common equity (3)	15.04%	14.02%	14.98%	13.27%	13.36%

1.
Tangible common equity divided by tangible assets.
2.
Tangible common equity divided by common shares outstanding.
3.
Net income available to common shareholders (annualized) divided by average tangible common equity.